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FIFTH THIRD BANCORP NEWS RELEASE                                    EXHIBIT 99.2

                                           For Immediate Release
                                           March 1, 1999

Contact:       Roberta R. Jennings
               Fifth Third Bancorp
               513/579-4153

               Thomas P. Perciak
               President & Chief Executive Officer
               Emerald Financial Corp.

               440/238-7311

            FIFTH THIRD BANCORP SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                             EMERALD FINANCIAL CORP.

     Fifth Third Bancorp announced today that it has signed a definitive agreement to acquire Emerald Financial Corp., (NASDAQ: "EMLD") parent company of The Strongsville Savings Bank. Headquartered in metropolitan Cleveland, Strongsville's 15 offices, $670 million in assets and $560 million in deposits will be merged with Fifth Third Bank, Northeastern Ohio, an affiliate bank of Fifth Third Bancorp. Fifth Third Bank, Northeastern Ohio is headquartered in Cleveland, Ohio with 64 offices, including 20 seven-day-a-week Bank Mart(R) locations. Upon completion of the merger, Fifth Third Bank, Northeastern Ohio will have 80 offices, including a new office that The Strongsville Savings Bank plans to open in Northfield, Ohio.

     The acquisition will be structured as a tax-free exchange of .30 shares of Fifth Third Bancorp common stock for all shares of Emerald Financial Corp. common stock. Based upon Fifth Third's closing price of $66 1/16 on February 26, 1999, the transaction represents an approximate exchange value of $19.82 for each common share of Emerald. Pending regulatory and Emerald Financial Corp. shareholder approval, the acquisition is expected to be completed early in the fourth quarter of 1999.

     Fifth Third Bancorp President & CEO George A. Schaefer, Jr. states, "With this acquisition, Fifth Third will grow to become the second largest bank in the state of Ohio. Partnering with Emerald gives us the opportunity to leverage our very successful franchise, which translates to excellent banking benefits for our commercial, retail, investment and data processing customers."

     Robert J. King, Jr., President & CEO, Fifth Third Bank, Northeastern Ohio, states, "Fifth Third Bank significantly expanded its presence in Cleveland and Akron with our purchase of Falls Financial in 1995 and 1st Nationwide in 1996. Through hard work, hustle and heightened focus on customer service, we've grown our lending customer base by 40%."


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     He continues, "With Emerald's strong niche in residential construction development lending, Fifth Third will continue Emerald's commitment to better serve the financing needs of commercial and residential real estate developers."

     Thomas P. Perciak, President & CEO, Emerald Financial Corp., states "Merging with Fifth Third will increase our capital base, allowing us to better serve our large borrowers. Fifth Third will also offer all of our customers a greater selection of products and services, especially our commercial customers to whom we have only had limited products and services to offer in the past." Perciak continues, "Our Board of Directors also believes that affiliating with a large, diversified financial services company will create new and exciting opportunities for our employees."

     Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company, which is Y2K ready, has $28.9 billion in assets, operates 12 affiliate banks with 469 full-service Banking Centers, including 108 Bank Mart locations open seven days a week inside select grocery stores and 1,261 Jeanie(R) ATMs in Ohio, Kentucky, Indiana, Florida and Arizona. Fifth Third's financial strength continues to be recognized by rating agencies with deposit ratings of AA- and Aa2 and commercial paper ratings of A1+ and P1 from Standard & Poor's and Moody's, respectively. Fifth Third's operates four main businesses: Retail, Commercial, Investment Advisors, and Midwest Payment Systems, the Bank's data processing subsidiary. Investor information and press releases can be viewed at www.53.com; press releases are also available by fax at no charge by calling 800-758-5804, identification number 281775. The company's common stock is traded in the over-the-counter market through the NASDAQ National Market System under the symbol "FITB."


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